Exhibit 10(a)2

Thomas A. Fanning Chairman, President, and Chief Executive Officer	Bin SC1500 30 Ivan Allen Jr. Boulevard. NW Atlanta, GA 30308 Tel 404.506.5000

June 4, 2011

Mr. Stephen E. Kuczynski
41W981 Oak Hill Drive
Saint Charles, IL 60175

Dear Stephen:

We are pleased to extend to you a conditional offer of employment for the position of Chairman, President and CEO of Southern Nuclear Operating Company, Inc. (Southern Nuclear). You will report directly to me.

The terms and conditions of your employment are as follows:

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An annual base salary of $625,000 to be paid on a bi-weekly basis in accordance with the Company's normal payroll practices. Subsequent annual base salary increases will be based upon an assessment of your individual performance under the Base Salary Program and as approved by the Compensation & Management Succession Committee of the Southern Company Board of Directors (Compensation Committee).

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Participation in the Company's annual variable pay plan; the Performance Pay Program (PPP). Your Target Award under this plan is 65% of annual base salary. The actual amount of any award you may receive can range from 0-200% of target based upon company, business unit and individual performance. Your award earned for the 2011 performance year, paid in March 2012 as a lump-sum, will be prorated based upon your date of hire.

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Participation in the Company's Long-Term Performance Compensation Program, that provides for an annual grant of stock options and/or performance share units. Your Target Award under this plan is 160% of your annual base salary. Long-term grants typically are made in February each year.

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The number of stock options you receive is based on your target award and the accounting fair value of a stock option at the time of the grant. The exercise price of stock options is the closing price on the date of the grant. Stock options vest one-third per year and have a ten-year term.

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The number of performance share units you receive is based on your target award and the accounting fair value of a performance share at the time of the grant. At the end of a three year performance period, you will be awarded actual shares of Southern Company stock based on Southern Company's Total Shareholder Return as compared to that of a group of utility peers. The number of shares you receive will range between 0-200% of the target units you received on the grant date.

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A new hire grant of non-qualified stock options with a grant date value $1,000,000 ($625,000 annual base salary x 160% long-term performance target). The number of options and the terms of the options will be as outlined in the previous bullet. An award agreement will be provided that details all terms of the stock options.

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A grant of Restricted Stock Units with an aggregate grant date value of $800,000 for foregone bonus and equity awards. The units will vest 30% on the first anniversary of your hire date, another 30% will vest on the second anniversary of your hire date and the remaining 40% will vest on the fourth anniversary of your hire date. The units will also vest immediately upon

Mr. Stephen E. Kuczynski
Letter Dated June 4, 2011

death or termination due to disability. The units will be treated as if dividends are reinvested in Southern Company common stock. Payment of vested units will be made in shares of Southern Company common stock. An award agreement will be provided that details all terms of the restricted stock units.

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Participation in the pension plan and capital accumulation plans sponsored by the Company for similarly situated executives including the Southern Company Pension Plan, the Southern Company Supplemental Executive Retirement Plan, the Southern Company Employee Savings Plan, the Southern Company Supplemental Benefit Plan and the Southern Company Deferred Compensation Plan pursuant to the terms and eligibility requirement of those plans.

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Full benefits under the Company's relocation program including any loss on the sale of your current primary residence. If payment is required to keep you whole, it will be made in a lump sum. If you leave the Company within two years of relocating, repayment of the lump sum will be required.

•	Personal usage of the Company's aircraft for six months for once weekly commuting or the equivalent. There will be no tax assistance provided.

•	Lump sum reimbursement of club initiation fees. There will be no tax assistance provided.

•	Participation in the Company's Executive Financial Planning Program pursuant to the terms of the program.

•	Effective immediately with your employment you receive 10 paid holidays and twenty-five days of vacation.

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In the event you are involuntarily terminated by the Company not for cause, you will be eligible for a lump sum cash payment of one times base salary plus target PPP, subject to the approval of the Compensation Committee at the time of the termination.

Southern Nuclear strictly prohibits its employees from using or disseminating any confidential information of a prior employer and related materials while employed by Southern Nuclear.  We are hereby advising you that Southern Nuclear does not want such confidential information nor does Southern Nuclear want you to utilize such information while employed by Southern Nuclear.  By signing this letter, you agree that to the extent that you have any confidential information of Exelon Corporation or any of its affiliated companies (or any other prior employer), you will not use, disclose or disseminate that confidential information, directly or indirectly, while employed by Southern Nuclear. You further agree that all confidential records, documents, and similar items of your former employer shall not be utilized while employed with Southern Nuclear.

This offer is contingent upon you successfully meeting Southern Company's employment requirements which include but are not limited to verification of your application, a satisfactory background investigation and drug screen. We will contact you to confirm your start date after these employment requirements have been completed.

We will schedule an orientation with you and your Human Resources Director during the first week of employment. At this orientation, you will need to complete several employment forms and will be required to provide documents to verify your identity and authorization to work in the United States.

Your medical coverage begins on your first day of employment. You will receive a benefits package from our Employee Service Center within 10 days of your start date. In the interim, if you need medical attention, you will be covered under a basic benefit plan, which consists of medical, long-term disability and non-contributory life insurance.

Mr. Stephen E. Kuczynski
Letter Dated June 4, 2011

We look forward to having you as part of our team. If you have any questions, please don't hesitate to call me at 404-506-0506.

Sincerely,

/s/Thomas A. Fanning

Acknowledged on behalf of the Compensation Committee:

/s/J. Neal Purcell J. Neal Purcell Chair, Compensation Committee of the Southern Company Board of Directors	6/2/2011 Date

The terms and conditions of this conditional offer of employment are agreed to and accepted.

/s/Stephen E. Kuczynski Stephen E. Kuczynski	6-5-2011 Date